3: MG High Yield Bond Fund 10f3

MG High Yield Bond Fund 10f3

Transactions Q3




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Triton Energy	Ocean Energy	Pioneer Energy
Underwriters	Chase, Goldman, Merrill, BofA, Barclays, DB AB	Merrill, DLJ, JPMorgan, Salomon, Swiss Bancorp	BofA, Chase, CSFB, Banc One, 1st Union, Fleetboston Robertson Stephens, Scotia Capital, TD Securities
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	OIL 8.875%, 10/1/07	OEI 7.5%, 9/15/27	PXD 9.625%, 4/1/10
Is the affiliate a manager or co-manager of offering?	co-manager	no	No
Name of underwriter or dealer from which purchased	Chase	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	9/27/00	9/25/97	4/6/00

Total dollar amount of offering sold to QIBs	$ 300,000,000	$ -	$ -
Total dollar amount of any concurrent public offering	$ -	$ 150,000,000	$ 425,000,000
Total	$ 300,000,000	$ 150,000,000	$ 425,000,000

Public offering price	$ 100.00	$ 99.54	$ 99.65
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	2.00%	0.60%	1.75%
Rating	Ba3/BB-	Ba1/BB+	Ba2/BB+
Current yield	8.875%	7.53%	9.66%

Total par value purchased	$ 1,000,000	n/a	n/a
$ amount of purchase	$ 1,000,000	n/a	n/a

% of offering purchased by fund	0.33%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total	0.33%	n/a	n/a